                      EQUITY RESIDENTIAL PROPERTIES TRUST
                   (a Maryland real estate investment trust)


   Depositary Shares Each Representing 1/10 of a 7 1/4% Series G Convertible Cumulative Preferred Share of Beneficial Interest (Liquidation Preference
                   Equivalent to $25.00 Per Depositary Share)


                                TERMS AGREEMENT


                                                     Dated:  September 18, 1997

To:  Equity Residential Properties Trust
     ERP Operating Limited Partnership
     Two North Riverside Plaza
     Chicago, Illinois  60606

Ladies and Gentlemen:

          We (the "Representatives") understand that Equity Residential Properties Trust ("EQR" or the "Company") proposes to issue and sell interests in 7 1/4% Series G Convertible Cumulative Preferred Shares of Beneficial Interest ("Series G Preferred Shares") in the form of depositary shares (the "Depositary Shares") represented by depositary receipts (the "Depositary Receipts") (the Depositary Shares and Depositary Receipts collectively hereinafter referred to as the "Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the "Underwriters") offer to purchase, severally and not jointly, the respective numbers of Initial Underwritten Securities (as defined in the Underwriting Agreement referred to below) set forth below opposite their respective names, and a proportionate share of Option Securities (as defined in the Underwriting Agreement referred to below) to the extent any are purchased, at the purchase price per Depositary Share set forth below.

                                                    Number of Shares of Initial
            Underwriter                               Underwritten Securities
            -----------                             ---------------------------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated                                        6,600,000
BT Alex. Brown Incorporated                                   2,750,000
Smith Barney Inc.                                             1,650,000
                                                             ----------
                      Total                                  11,000,000
                                                             ==========

          The Underwritten Securities shall have the following terms:

                               Depositary Shares

Title of Securities:  Depositary Shares
Number of Shares:  11,000,000
Fractional amount of Preferred Shares represented by each Depositary Share:
1/10 of a Series G Preferred Share deposited with BankBoston N.A., as Depositary, entitling the holder to all proportional rights and preferences of the Series G Preferred Shares (including distribution, voting, redemption and liquidation rights and preferences).
Current Ratings: Moody's "Baa1," S&P "BBB," and Duff & Phelps "BBB." Distribution Rate: $1.8125 per annum, (representing 7 1/4% of the public offering price per Depositary Share) payable quarterly on or about the 15th day of January, April, July and October of each year, commencing on October 15, 1997.
Par Value:  $.01 per Series G Preferred Share.
Liquidation Preference: $250 per Series G Preferred Share (equivalent to $25 per Depositary Share), plus accrued and unpaid distributions.
Ranking: With respect to the payment of distributions and amounts upon liquidation, the Series G Preferred Shares will rank pari passu with any other preferred shares and will rank senior to the Common Shares and any other shares of beneficial interest of the Company ranking junior to the Series G Preferred Shares.
Public offering price per Depositary Share: $25, plus accumulated distributions, if any, from September 24, 1997.
Purchase price per Depositary Share: $24.00, plus accumulated distributions, if any, from September 24, 1997.
Conversion provisions: Depositary Shares representing Series G Preferred Shares are convertible at any time at the option of the holders thereof into common shares of beneficial interest of the Company, par value $.01 per share (the "Common Shares"), at a conversion price of $58.58 per Common Share (equivalent to a conversion rate of 0.4268 Common Shares for each Depositary Share), subject to adjustment in certain circumstances as described in the Prospectus Supplement under "Description of Series G Preferred Shares and Depositary Shares -- Conversion Price Adjustments."
Redemption provisions: The Depositary Shares representing the Series G Preferred Shares are not redeemable prior to September 15, 2002. On and after September 15, 2002, the Series G Preferred Shares represented by Depositary Shares may be redeemed at the option of the Company, in whole or in part, initially at $25.90625 per Depositary Shares and thereafter at prices declining to $25.00 per Depositary Share on and after September 15, 2007, plus in each case accrued and unpaid distributions, if any, to the redemption date. The Series G Preferred Shares represented by Depositary Shares have no stated maturity date and will not be entitled to the benefit of any sinking fund. However, the Company may redeem Series G Preferred Shares in certain circumstances relating to the maintenance of its ability to qualify as a REIT for Federal income tax purposes.
Number of Option Securities, if any, that may be purchased by the Underwriters:
1,650,000.
Delayed Delivery Contracts:  not authorized
Additional co-managers, if any:  BT Alex. Brown Incorporated and Smith Barney
Inc.
Other terms: Voting Rights: If distributions on the Series G Preferred Shares are in arrears for six or more quarterly periods, holders of the Depositary Shares, voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional Trustees to serve on the Board of Trustees of the Company until all distribution arrearages are eliminated.
Closing date and location:   September 24, 1997, Rosenberg & Liebentritt, P.C.,
Two North Riverside Plaza, Suite 1515, Chicago, Illinois  60606.

     All the provisions contained in the document attached as Annex A hereto entitled "Equity Residential Properties Trust (a Maryland real estate investment trust) -- Common Shares of Beneficial Interest, Preferred Shares of Beneficial Interest and Depositary Shares -- Standard Underwriting Provisions" (the "Underwriting Agreement") are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

     Please accept this offer no later than 4:30 P.M. (New York City time) on September 18, 1997 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                              Very truly yours,


                              MERRILL LYNCH, PIERCE,
                                FENNER & SMITH INCORPORATED
                              BT ALEX. BROWN INCORPORATED
                              SMITH BARNEY INC.

                              For themselves and as Representatives of the several Underwriters named above

                              By:  MERRILL LYNCH, PIERCE, FENNER &
                                   SMITH INCORPORATED

                                   By: /S/ Michael Berman
                                       -----------------------------------
                                       Name:  Michael Berman
                                       Title: Director


Accepted:

By:  EQUITY RESIDENTIAL PROPERTIES TRUST,
     for itself and as the general partner of
     ERP Operating Limited Partnership

     By: /S/ David J. Neithercut
         ------------------------------------
         Name:  David J. Neithercut
         Title:  Executive Vice President and
                 Chief Financial Officer